Exhibit 99.1

KinderCare Reports Third Quarter 2026 Financial Results

Third Quarter Highlighted by Actions to Enhance Center Operations and Continued Strength in Champions.

Company Updates Full-Year Outlook.

Lake Oswego, Ore. (November 12, 2026) – KinderCare Learning Companies, Inc. (NYSE: KLC) (“KinderCare,” the “Company,” and “we”), a leading provider of high-quality early childhood education, today announced financial results for the third quarter ended October 3, 2026.

Third Quarter 2026 Highlights

•
Revenue of $665.3 million
•
Loss from operations of $75.5 million
•
Net loss of $85.0 million and net loss per common share, diluted of $0.71

Non-GAAP financial measures

•
Adjusted EBITDA (1) of $42.5 million
•
Adjusted net loss (1) of $3.0 million and adjusted net loss per common share, diluted (1) of $0.03

“While third-quarter enrollment at KinderCare Learning Centers fell short of our expectations, recent improvements reinforce our confidence in the operational changes we've made,” said Tom Wyatt, Chairman and Chief Executive Officer of KinderCare Learning Companies. “We’ve strengthened field leadership and helped center teams focus on the critical work of welcoming and supporting families. Since the end of back-to-school, new enrollments have outpaced the same period last year, although overall enrollment remains below last year’s levels. Additionally, Champions’ strong results, progress at Crème and opportunities in KinderCare for Employers give us a foundation to build on heading into 2027.”

Mr. Wyatt continued, “We know families face tough financial choices, and we’re focused on demonstrating the value of KinderCare’s high-quality education and care across all of our brands. Throughout it all, our focus remains unwavering: to reach more children and families, continue investing in our people and classrooms, and make a lasting difference in communities nationwide."

Third Quarter 2026 Financial Results

Total revenue decreased $11.5 million, or 1.7%, to $665.3 million for the third quarter of 2026 as compared to $676.8 million for the third quarter of 2025.

Revenue from early childhood education centers decreased by $19.6 million, or 3.1%, for the third quarter of 2026 as compared to the third quarter of 2025. The decrease was driven from 5.9% lower enrollment, partially offset by 2.8% increase from higher tuition rates. The impact of operating fewer centers from our ongoing center optimization initiative reduced enrollment by approximately 190 basis points for the three months ended October 3, 2026 as compared to the three months ended September 27, 2025.

Revenue from before- and after-school sites increased by $8.2 million, or 16.4%, for the third quarter of 2026 as compared to the third quarter of 2025 primarily due to increased enrollment and opening new sites.

Loss from operations was $75.5 million for the third quarter of 2026 as compared to income of $26.3 million for the third quarter of 2025, a decline of $101.8 million. The decrease was driven by an $83.4 million increase in impairment losses in the third quarter of 2026 primarily due to the deterioration in our market capitalization from the decline in our stock price in the period triggering goodwill impairment, more centers closed and centers with lower operational performance resulting in higher impairment of long-lived assets, as well as indefinite-lived intangible asset impairment related to certain legacy trade names and trademarks. During the third quarter of 2026, the Company closed 20 early childhood education centers as part of an on-going center optimization initiative. Additionally, the decrease was attributable to an increase in cost of services of $8.1 million, primarily due to higher rent, insurance, janitorial, utilities and food costs, combined with an increase in marketing spend which was partially offset by lower personnel costs due to reduced labor hours as a result of lower enrollment. Selling, general and administrative expenses remained relatively consistent for the third quarter of 2026 compared to the third quarter of 2025, due to reduced expenses from long-term compensation plans offset by increased severance expense incurred from organizational changes during the quarter as well as higher closed center costs due to our center optimization initiative.

Net loss was $85.0 million for the third quarter of 2026 as compared to net income of $4.6 million for the third quarter of 2025, a decline of $89.6 million. The decrease was primarily driven by the loss from operations noted above, partially offset by a $9.9 million decrease in income taxes, resulting from an income tax benefit in the third quarter of 2026 compared to income tax expense in the comparative period. Net loss per common share, diluted was $0.71 for the third quarter of 2026 compared to net income per common share, diluted of $0.04 for the third quarter of 2025.

For the third quarter of 2026, adjusted EBITDA (1) decreased $23.9 million, or 35.9%, to $42.5 million, and adjusted net income (1) decreased $18.3 million, to an adjusted net loss (1) of $3.0 million, from the third quarter of 2025. Adjusted net loss per common share, diluted (1) was $0.03 for the third quarter of 2026 compared to adjusted net income per share, diluted (1) of $0.13 for the third quarter of 2025.

As of October 3, 2026, the Company operated 1,556 early childhood education centers and 1,208 before- and after-school sites.

Balance Sheet and Liquidity

As of October 3, 2026, the Company had $143.4 million of cash and cash equivalents and $187.7 million of available borrowing capacity under the revolving credit facility, after giving effect to the outstanding letters of credit of $74.8 million.

During the nine months ended October 3, 2026, the Company generated $109.8 million in cash provided by operating activities and made net investments totaling $91.3 million, primarily from purchases of property and equipment. Additionally, during the nine months ended October 3, 2026, the Company utilized $8.4 million in cash for financing activities.

2026 Outlook

Based on current trends and outlook, the Company is updating its guidance ranges for the full year 2026. Revenue is now expected to be approximately $2.64 billion to $2.66 billion and adjusted EBITDA is expected to be approximately $190 million to $195 million (2). Adjusted net income per common share, diluted is expected to be approximately $0.02 to $0.04 (2). The Company will provide additional details on its outlook during its earnings conference call.

Conference Call and Webcast

Management will host a conference call today at 5:00 pm ET to discuss the financial results for the third quarter of 2026. The conference call will be webcast live via the Company's investor relations website at https://investors.kindercare.com. A replay of the webcast will be made available on the same investor relations website shortly after the event concludes.

Interested parties may also access the conference call live over the phone by dialing 1-833-461-5787 (Toll-free) or 1-585-542-9983 (Toll) and referencing conference ID 633 177 554. Participants are asked to dial in a few minutes prior to the call to register.

A supplemental presentation of third quarter results will be available at https://investors.kindercare.com.

Footnote References

(1)
Adjusted EBITDA, adjusted net (loss) income, and adjusted net (loss) income per common share are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the comparable GAAP measures are included in the tables at the end of this press release.
(2)
Future period non-GAAP outlook, including adjusted EBITDA and adjusted net (loss) income per common share, diluted, includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Use of Non-GAAP Financial Measures” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release and on the related teleconference that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations or guidance regarding, among other things, future enrollment trends, the impact of occupancy initiatives on future performance, future government support for childcare (including the timing or amount of future grants, reimbursement or other forms of government assistance); future business plans, objectives or initiatives; the Company’s future financial position; future financial outlook and performance; general economic and industry trends; future operating results; and working capital and liquidity and other statements that are not statements of historical facts. When used in this press release and on the related teleconference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to address changes in the demand for child care and workplace solutions; our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates, and our ability to manage any adverse impact of a prolonged shutdown of the United States government on these factors; our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement; the impact of public health crises on our business, financial condition and results of operations; our ability to address adverse publicity; changes in federal child care and education spending policies, tax incentives and budget priorities; our ability to acquire additional capital; our ability to successfully identify acquisition targets, acquire businesses and integrate acquired operations into our business; our reliance on our subsidiaries; our ability to protect our intellectual property rights; our ability to protect our information technology and that of our third-party service providers; our ability to manage the costs and liabilities of collecting, using, storing, disclosing, transferring and processing personal information; our ability to manage payment-related risks; our expectations regarding the effects of existing and developing laws and regulations, litigation and regulatory proceedings; our ability to maintain adequate insurance coverage; the fluctuation in our stock price; the occurrence of natural disasters, environmental contamination or other highly disruptive events; expenses associated with being a public company and other risks and uncertainties set forth under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended January 3, 2026 and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based, except as otherwise required by law.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including EBIT, EBITDA, adjusted EBITDA, adjusted net (loss) income, and adjusted net (loss) income per common share. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are included at the end of this release. Management believes these non-GAAP financial measures are useful in evaluating the Company’s operating performance, and may be helpful to securities analysts, institutional investors and other interested parties in understanding the Company’s operating performance. Management also uses these non-GAAP financial measures for budgeting and compensation purposes.

Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures, such as net (loss) income or net (loss) income per common share. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

About KinderCare Learning Companies™

KinderCare Learning Companies, Inc. (NYSE: KLC) is a leading private provider of early childhood and school-age education and care, KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 42 states and the District of Columbia with differentiated flexible child care solutions:

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In neighborhoods, with KinderCare® Learning Centers that offer early learning programs for children six weeks to 12 years old;
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Crème School®, which offers a premium early education experience using a variety of enrichment classrooms; and
•
In local schools, with Champions® before and after-school programs.

KinderCare partners with employers nationwide to address the child care needs of today’s dynamic workforce. We provide customized family care benefits for organizations, including care for young children on or near the site where their parents work, tuition benefits, and backup care where KinderCare programs are located. Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,700 early learning centers and sites.

Contacts:

Investors
Investor Relations
investors@kindercare.com

Media
Media Relations
media@kindercare.com

Source: KinderCare

KinderCare Learning Companies, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	October 3, 2026	January 3, 2026
Assets
Current assets:
Cash and cash equivalents	$143,406	$133,205
Accounts receivable, net	113,343	118,523
Prepaid expenses and other current assets	63,143	106,291
Total current assets	319,892	358,019
Property and equipment, net	387,856	417,789
Goodwill	621,797	964,829
Intangible assets, net	411,000	420,922
Operating lease right-of-use assets	1,867,121	1,500,786
Other assets	80,729	85,545
Total assets	$3,688,395	$3,747,890
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$159,039	$163,312
Current portion of long-term debt	9,620	9,620
Operating lease liabilities—current	137,097	146,594
Deferred revenue	46,336	49,577
Other current liabilities	63,150	115,762
Total current liabilities	415,242	484,865
Long-term debt, net	915,224	917,925
Operating lease liabilities—long-term	1,837,689	1,447,524
Deferred income taxes, net	32,760	35,454
Other long-term liabilities	102,466	106,860
Total liabilities	3,303,381	2,992,628
Total shareholders' equity	385,014	755,262
Total liabilities and shareholders' equity	$3,688,395	$3,747,890

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Three Months Ended
	October 3, 2026		September 27, 2025
Revenue	$665,336		$676,830
Costs and expenses:
Cost of services (excluding depreciation and impairment)	551,234	82.9%	543,139	80.2%
Depreciation and amortization	30,341	4.6%	31,019	4.6%
Selling, general, and administrative expenses	72,555	10.9%	73,043	10.8%
Impairment losses	86,755	13.0%	3,309	0.5%
Total costs and expenses	740,885	111.4%	650,510	96.1%
(Loss) income from operations	(75,549)	(11.4%)	26,320	3.9%
Interest expense	18,303	2.8%	24,095	3.6%
Interest income	(967)	(0.1%)	(1,731)	(0.3%)
Other expense (income), net	316	0.0%	(2,249)	(0.3%)
(Loss) income before income taxes	(93,201)	(14.0%)	6,205	0.9%
Income tax (benefit) expense	(8,230)	(1.2%)	1,655	0.2%
Net (loss) income	$(84,971)	(12.8%)	$4,550	0.7%
Net (loss) income per common share:
Basic	$(0.71)		$0.04
Diluted	$(0.71)		$0.04
Weighted average number of common shares outstanding:
Basic	118,862		118,353
Diluted	118,862		118,413

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Nine Months Ended
	October 3, 2026		September 27, 2025
Revenue	$2,035,380		$2,045,184
Costs and expenses:
Cost of services (excluding depreciation and impairment)	1,669,591	82.0%	1,578,804	77.2%
Depreciation and amortization	93,117	4.6%	92,070	4.5%
Selling, general, and administrative expenses	216,752	10.6%	223,418	10.9%
Impairment losses	401,153	19.7%	7,054	0.3%
Total costs and expenses	2,380,613	117.0%	1,901,346	93.0%
(Loss) income from operations	(345,233)	(17.0%)	143,838	7.0%
Interest expense	54,778	2.7%	64,276	3.1%
Interest income	(2,779)	(0.1%)	(3,814)	(0.2%)
Other income, net	(3,119)	(0.2%)	(4,900)	(0.2%)
(Loss) income before income taxes	(394,113)	(19.4%)	88,276	4.3%
Income tax (benefit) expense	(10,540)	(0.5%)	23,981	1.2%
Net (loss) income	$(383,573)	(18.8%)	$64,295	3.1%
Net (loss) income per common share:
Basic	$(3.23)		$0.54
Diluted	$(3.23)		$0.54
Weighted average number of common shares outstanding:
Basic	118,719		118,300
Diluted	118,719		118,368

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	October 3, 2026	September 27, 2025
Operating activities:
Net (loss) income	$(383,573)	$64,295
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	93,117	92,070
Impairment losses	401,153	7,054
Change in deferred taxes	(5,479)	5,898
Loss on extinguishment of long-term debt, net	—	5,434
Amortization of debt issuance costs	4,514	4,635
Stock-based compensation	5,478	10,135
Realized and unrealized losses from investments held in deferred compensation asset trusts	(1,675)	(3,850)
Gain on disposal of property and equipment	(8)	(82)
Changes in assets and liabilities, net of effects of acquisitions	(3,727)	48,693
Cash provided by operating activities	109,800	234,282
Investing activities:
Purchases of property and equipment	(89,727)	(95,925)
Payments for acquisitions, net of cash acquired	(1,759)	(17,544)
Proceeds from the disposal of property and equipment	16	169
Investments in deferred compensation asset trusts	(4,590)	(4,885)
Proceeds from deferred compensation asset trust redemptions	4,726	3,762
Cash used in investing activities	(91,334)	(114,423)
Financing activities:
Payments of deferred offering costs	—	(275)
Principal payments of long-term debt	(7,215)	(4,834)
Payments of debt issuance costs	—	(317)
Repayments of promissory notes	(212)	(250)
Payments of financing lease obligations	(775)	(934)
Tax payments related to net settlement of restricted stock units	(157)	(851)
Cash used in financing activities	(8,359)	(7,461)
Net change in cash, cash equivalents, and restricted cash	10,107	112,398
Cash, cash equivalents, and restricted cash at beginning of period	133,299	62,430
Cash, cash equivalents, and restricted cash at end of period	$143,406	$174,828

KinderCare Learning Companies, Inc.

Consolidated Non-GAAP Measures (Unaudited)

(In thousands, except per share data)

The following table shows EBIT, EBITDA, and adjusted EBITDA for the periods presented, and the reconciliation to its most comparable GAAP measure, net (loss) income, for the periods presented:

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Net (loss) income	$(84,971)	$4,550	$(383,573)	$64,295
Add back:
Interest expense	18,303	24,095	54,778	64,276
Interest income	(967)	(1,731)	(2,779)	(3,814)
Income tax (benefit) expense	(8,230)	1,655	(10,540)	23,981
EBIT	$(75,865)	$28,569	$(342,114)	$148,738
Add back:
Depreciation and amortization	30,341	31,019	93,117	92,070
EBITDA	$(45,524)	$59,588	$(248,997)	$240,808
Add back:
Impairment losses (1)	86,755	3,309	401,153	7,054
Stock-based compensation (2)	1,307	2,826	5,478	10,360
COVID-19 Related Stimulus, net (3)	—	—	—	(26,713)
Other costs (4)	—	672	—	882
Adjusted EBITDA	$42,538	$66,395	$157,634	$232,391

The following table shows adjusted net (loss) income and adjusted net (loss) income per common share for the periods presented and the reconciliation to the most comparable GAAP measure, net (loss) income and net (loss) income per common share, respectively, for the periods presented:

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Net (loss) income	$(84,971)	$4,550	$(383,573)	$64,295
Income tax (benefit) expense	(8,230)	1,655	(10,540)	23,981
Net (loss) income before income tax	$(93,201)	$6,205	$(394,113)	$88,276
Add back:
Amortization of intangible assets	2,074	2,152	6,222	6,770
Impairment losses (1)	86,755	3,309	401,153	7,054
Stock-based compensation (2)	1,307	2,826	5,478	10,360
COVID-19 Related Stimulus, net (3)	—	—	—	(26,713)
Loss on extinguishment of long-term debt, net	—	5,434	—	5,434
Other costs (4)	—	672	—	882
Adjusted (loss) income before income tax	(3,065)	20,598	18,740	92,063
Adjusted income tax (benefit) expense (5)	(52)	5,316	7,638	23,761
Adjusted net (loss) income	$(3,013)	$15,282	$11,102	$68,302
Net (loss) income per common share:
Basic	$(0.71)	$0.04	$(3.23)	$0.54
Diluted	$(0.71)	$0.04	$(3.23)	$0.54
Adjusted net (loss) income per common share:
Basic	$(0.03)	$0.13	$0.09	$0.58
Diluted	$(0.03)	$0.13	$0.09	$0.58
Weighted average number of common shares outstanding:
Basic	118,862	118,353	118,719	118,300
Diluted	118,862	118,413	118,719	118,368

Explanation of add backs:

(1)
Represents impairment charges for goodwill, indefinite-lived intangible assets, and long-lived assets. Goodwill impairment recognized during the three and nine months ended October 3, 2026 of $71.4 million and $344.9 million, respectively, was driven by the further deterioration in our market capitalization from a continued decline in our stock price during the first and third quarters of fiscal 2026. Impairments of long-lived assets for the periods presented was a result of reduced operating performance at certain centers due to the impact of changing demographics in certain locations in which we operate and current macroeconomic conditions on our overall operations, as well as centers closed or identified for closure and early lease terminations executed. During the three and nine months ended October 3, 2026 the Company recognized indefinite-lived intangible assets impairment of $3.7 million as the result of fully impairing certain legacy trade names and trademarks.
(2)
Represents non-cash stock based compensation expense in accordance with Accounting Standards Codification (“ASC”) 718, Compensation: Stock Compensation.
(3)
Includes expense reimbursements and revenue arising from the COVID-19 pandemic, net of pass-through expenses incurred as a result of certain grant requirements. During the nine months ended September 27, 2025, we recognized $30.1 million of Employee Retention Credits ("ERC") offsetting cost of services (excluding depreciation and impairment) as well as $2.1 million in professional fees in selling, general, and administrative expenses as a result of calculating and filing for ERC. COVID-19 Related Stimulus is net of pass-through expenses incurred as stipulated within certain grants of $1.9 million during the nine months ended September 27, 2025. Additionally, we recognized $0.7 million during the nine months ended September 27, 2025 in funding for reimbursement of center operating expenses in cost of services (excluding depreciation and impairment).
(4)
For both the three and nine months ended September 27, 2025, other costs includes $0.7 million in transaction costs associated with repricing our First Lien Term Loan Facility and for the nine months ended September 27, 2025, other costs also includes $0.2 million in costs related to our IPO. These costs represent items management believes are not indicative of core operating performance.
(5)
Includes the tax effect of the non-GAAP adjustments, calculated using the appropriate federal and state statutory tax rate and the applicable tax treatment for each adjustment. The non-GAAP tax rate was 1.7% and 40.8% for the three and nine months ended October 3, 2026, respectively, and 25.8% for both the three and nine months ended September 27, 2025. Our statutory rate is re-evaluated at least annually.